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                                                                       EXHIBIT 6

       FORM OF STOCK OPTION AGREEMENT AMONG MR. SCHULER AND THE OPTIONEES

                             STOCK OPTION AGREEMENT


         AGREEMENT made effective as of this 1st day of January, 2001, ("Effective Date") between James K. Schuler ("Schuler") and _______________ ("Optionee").

         WHEREAS, the parties hereto wish to make provision for the grant by Schuler to Optionee of a nonqualified option to purchase from Schuler up to 60,000 shares of Schuler Homes, Inc. common stock held by Schuler, upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of $100.00 and other good and valuable consideration, receipt of which is hereby acknowledged, Schuler and Optionee agree as follows:


1. GRANT OF OPTION. Schuler hereby grants to Optionee an option (the "Option") to purchase up to 60,000 shares of Schuler Homes, Inc. common stock held by Schuler ("Shares"), subject to the terms and conditions set forth below. The exercise price shall be $7.50 per share, payable in cash or by check.

2.       EXERCISE OF OPTION.

         (a) The Option may be exercised by Optionee, in whole or in part, at any time during the period commencing six (6) months from and after the Effective Date and ending two (2) years from the Effective Date.

         (b) Optionee may elect to exercise the Option by sending written notice to Schuler specifying the number of Shares he will purchase and a date (not later than ten (10) business days from the date such notice is given) for the closing of such purchase.

3. PAYMENT AND DELIVERY OF CERTIFICATE(S). At the closing of the purchase of Shares pursuant to the Option, Optionee shall execute and deliver to Schuler a stock purchase agreement for the Shares to be purchased and shall tender to Schuler payment of the exercise price for the Shares being purchased, by delivering cash or a check payable to Schuler for the exercise price of such Shares. Schuler will deliver to the Optionee a certificate or certificates representing the number of shares so purchased and paid for in full in the denominations designated by the Optionee in his notice of exercise.

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4.       REPRESENTATIONS AND WARRANTIES OF SCHULER. Schuler hereby represents and warrants to the Optionee that (I) he will reserve the necessary Shares for issuance to the Optionee upon the exercise of the Option, (ii) the Shares, when issued, will be duly authorized and validly issued, and (iii) the exercise price for the Shares being purchased represents fair market value of the Shares as of the date hereof.

5.       MISCELLANEOUS.

         (a) INTEGRATION. This writing is intended by the parties as a final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement. No modifications or amendment hereof shall be effective unless it is signed by the parties.

         (b) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (c) GOVERNING LAW. This Agreement is governed by and shall be construed in accordance with the laws of the State of Hawaii.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                                   ---------------------
                                                   JAMES K. SCHULER

                                                                       "Schuler"


                                                   ------------------------
                                                   ___________,"Optionee"

                                                   ------------------------
                                                   ___________,"Optionee"